Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274947

PROSPECTUS SUPPLEMENT NO. 7
(to prospectus dated May 9, 2024)

Primary Offering of
Up to 9,808,405 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 85,964,719 Shares of Class A Common Stock
Up to 324,352,674 Shares of Class A Common Stock Issuable Upon Conversion of Class B Common Stock and Class C Common Stock
Up to 3,733,358 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 9, 2024 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 9,808,405 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) 6,075,047 shares of Class A Common Stock issuable upon exercise of warrants originally issued in connection with the initial public offering of Aurora Acquisition Corp. (“AURC”) (the “Public Warrants”) and (ii) 3,733,358 shares of Class A Common Stock issuable upon exercise of warrants issued in a private placement in connection with the initial public offering of AURC (the “Private Warrants” and, together with Public Warrants, “Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 414,050,751 shares of Class A Common Stock, which consists of (i) 85,964,719 shares of Class A Common Stock, (ii) 252,475,391 shares of Class A Common Stock issuable upon conversion of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”), (iii) 71,877,283 shares of Class A Common Stock issuable upon conversion of our Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with Class A Common Stock and Class B Common Stock, the “Common Stock”), and (iv) 3,733,358 shares of Class A Common Stock issuable upon exercise of Private Warrants, and of up to 3,733,358 Private Warrants.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Readers are advised that the share count and per share information in the Prospectus and this prospectus supplement’s cover page do not reflect the 1-for-50 reverse stock split of the our common stock (the “Reverse Stock Split”) which became effective on August 16, 2024. The shares registered by the registration statement of which this prospectus supplement forms a part are automatically adjusted to reflect the Reverse Stock Split.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “BETR” and “BETRW,” respectively. On September 9, 2024, after the Reverse Stock Split, the closing price of our Class A Common Stock was $16.90 per share and the closing price of our Public Warrants was $0.08 per warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2024

Better Home & Finance Holding Company
(Exact name of registrant as specified in its charter)

Delaware	001-40143	93-3029990
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 World Trade Center
175 Greenwich Street, 57th Floor
New York,	NY	10007
(Address of principal executive offices) (Zip Code)
(415) 523-8837
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BETR	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $575	BETRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
As previously reported, on October 12, 2023, Better Home & Finance Holding Company (the “Company”) was notified by the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) that the Company’s common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of Nasdaq.

On September 3, 2024, the Company received a letter from Nasdaq notifying the Company that the Staff has determined that for the last 10 consecutive business days, from August 19, 2024, to August 30, 2024, the closing bid price of the Company’s common stock has been at $1.00 per share or greater, and accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.
Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

Date: September 9, 2024	By:	/s/Kevin Ryan
	Name:	Kevin Ryan
	Title:	Chief Financial Officer